EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands, Senior Executive

Agree on Contract Extension

Las Vegas, NV (July 14, 2009) – Las Vegas Sands Corp. (NYSE: LVS) and long-time executive Robert Goldstein, who has served as senior vice president since 1995 and also serves as president of The Venetian and Palazzo resorts in Las Vegas, have reached an agreement that extends Mr. Goldstein’s employment contract for two and a half years and promotes him to the title of Executive Vice President.

“Rob has played an important role in the success our organization has had to this point and we are pleased he will be with us as we work to successfully execute on our development plan and take the company to the next level,” said Las Vegas Sands Corp. Chairman and Chief Executive Officer Sheldon G. Adelson.

“As a member of the Board of Directors and now as chief operating officer, I am very happy that Rob will be walking these halls for some time to come,” said Michael Leven. “The company has a strong management team made up of executives from a variety of different industries and Rob’s extensive experience, specifically in the gaming industry, is clearly an important part of our leadership mix.”

“These are unique times and I am looking forward to working in unison with the rest of our management team to address the important issues before us,” said Mr. Goldstein. “I have tremendous pride in this company and the many successes our team members have had since the first day I began working here in 1995.”

“We have instituted aggressive efforts in Las Vegas that have helped us right size our business and our team here is very committed to running our properties as efficiently as possible, while still providing top-tier customer service,” said Goldstein. “Las Vegas is a dynamic and resilient tourist destination and we are fortunate enough to operate two of the city’s premier properties. The Venetian and Palazzo are exceptional resorts by anyone’s definition and as this town inevitability navigates its way through a challenging economic environment, any increase in consumer spending combined with our operating efficiencies will certainly lead to higher profitability from our operations here.”

Under Mr. Goldstein’s day-to-day leadership, The Venetian in Las Vegas, which opened in 1999, has become one of the world’s most profitable resorts. When it opened in late 2007, Goldstein also became president of The Palazzo resort. Before joining LVS, Mr. Goldstein spent 15 years developing casino-hotels in both the United States and the Caribbean.

Mr. Goldstein is a 1977 graduate of the University of Pittsburgh and a 1980 graduate of the Temple University School of Law.

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Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company’s control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and the Sands Casino Resort Bethlehem(TM) in Eastern Pennsylvania. The company also owns and operates The Venetian Macao Resort-Hotel and the Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. In addition, LVS owns the Four Seasons Hotel Macao and is also developing the Marina Bay Sands(TM) integrated resort in Singapore.

LVS is also creating the Cotai Strip(R), a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

Contacts:

Investment Community:	Daniel Briggs (702) 414-1221
Media:	Ron Reese (702) 414-3607

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